Exhibit 99.1
May 22, 2008
Dear Shareholders and Friends:
Bancorp of New Jersey, Inc. is proud to announce that the Company has qualified for listing on the American Stock Exchange under the symbol:
BKJ
Trading is expected to commence on Tuesday, June 3, 2008.
What this means to the shareholder or anticipated shareholder:
1.	You will have a national public market in which to buy or sell Bancorp of New Jersey, Inc. shares.

2.	The Company has no information to provide regarding expected price-range, daily volume, etc. as this will be dictated by the supply and demand of the market.

3.	All buy or sell transactions must be handled through your broker and not through the Bank.

4.	Issues such as the titling of shares will continue to be handled by American Stock Transfer and Trust Co.

5.	Because, under the AMEX rules, we receive a trading specialist, stock will be made available to buyers, even if there are no sellers, and conversely sellers can sell even if there are no buyers. The specialist’s role, therefore, is to make “a fair and orderly trading market” in the Company’s stock.

6.	This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.
NOTE:	Please remember that the warrants issued to you (one for each five shares) if you were an initial shareholder, expire on May 8, 2009 (for those who have not yet exercised those warrants).

The number of warrants on your initial warrant certificate has increased by 110% and the exercise price is now $10.91 per share due to our two stock distributions.

Connie Caltabellatta, the Bank’s corporate secretary can assist you in this matter.
Thank you for your confidence in Bancorp of New Jersey, Inc.
Sincerely,
Albert F. Buzzetti
President